Exhibit 5.1

LAW OFFICE OF CLIFFORD J. HUNT, P.A.

8200 SEMINOLE BOULEVARD

SEMINOLE, FL 33772

(727) 471-0444

(727) 471-0447 -fax

Reply to:

cjh@huntlawgrp.com

 February 14, 2019

Mr. Richard K. Pertile, CEO

Acacia Diversified Holdings, Inc.

13575 58th Street North

Clearwater, FL 33760

Re:          Registration Statement on Form S-1 for Acacia Diversified Holdings, Inc.

Dear Mr. Pertile:

You have requested our opinion, as counsel for Acacia Diversified Holdings, Inc., a Texas corporation (the “Company”), in connection with a Registration Statement on Form S-1/A – Amendment No. 2 (the “Registration Statement”), to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, regarding the legality of the 10,000,000 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company which are being registered in the Registration Statement.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1.	Articles of Incorporation and amendments thereto;
2.	Bylaws;
3.	Resolutions of the Board of Directors authorizing the issuance of the Shares; and
4.	Such other documents and records as we have deemed relevant in connection with this opinion.

In rendering this opinion, we have relied upon, with the consent of the Company and its Board of Directors: (i) the representations of the Company, its officers and directors as set forth in the aforementioned documents as to factual matters; and (ii) assurances from the officers and directors of the Company as to factual matters only, as counsel has deemed necessary for purposes of expressing the opinions set forth herein.  We have not undertaken any independent investigation to determine or verify any information and representations made by the Company, its officers and directors in the aforementioned documents and have relied upon such information and representations as being accurate and complete in expressing our opinion.

Richard K. Pertile, CEO

Re: Acacia Diversified Holdings

February 14, 2019

We have assumed in rendering the opinions set forth herein that no person or entity has taken any action inconsistent with the terms of the aforementioned documents or prohibited by law.  This opinion letter is limited to the matters set forth herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

It is our opinion that each issued and outstanding share of Common Stock registered pursuant to the Registration Statement is legally issued, fully paid, and non-assessable under Texas law and, that those unissued shares that are being registered pursuant to the Registration Statement shall, upon issuance and receipt by the Company of the agreed consideration for such shares, be legally issued, fully paid, and non-assessable under Texas law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

LAW OFFICE OF CLIFFORD J. HUNT, P.A.

/s/:  Clifford J. Hunt

Clifford J. Hunt, Esquire